Office Lease Contract

Party A:	XU Shiyong

Party B:	Xingguo General Fruit Industry Development Co., Ltd.

Whereas, Party A and Party B, after friendly negotiation, have voluntarily entered into the agreement regarding the housing lease as follows:

1.	Party A will lease the first floor and the mezzanine of the building, which it owns, to Party B as office space; the said building is located at 128 Pingchuan Boulevard, Xingguo County.

2.	The term of the lease is 3 years, from March 1, 2011 to February 28, 2014. The rent for the first year of the lease is ¥3,600 per month and the monthly rent for each of the following two years will increase by 10% over that of the previous year, and Party B must pay to Party A a security deposit in the amount of first 3-month’s rent, i.e., ¥10,800, at the time of executing this contract. The rent must be paid prior to that date of each month that corresponds to the contract effect date, and the past-due rent will result in a penalty of ¥50 for each day past due. If the rent is one month past due, Party B shall be considered to have forfeited its right to the lease and Party A shall have the right to unilaterally terminate this contract without the obligation to return the security deposit.

3.	If, during the term of the lease, Party B needs to transfer the right to the lease, Party B must obtain Party A’s consent before the right to lease the housing can be transferred; however, the proceeds of the transfer must be divided 50% vs. 50% between Party A and Party B; otherwise Party B shall not transfer the right to lease the housing; Party B shall be responsible for the rent during the course of the transfer. If, upon expiration of the term of the lease, Party B desires to renew it, Party B must submit such renew request 3 months in advance to Party A.

4.	The quality of the leased housing has been confirmed by both Party A and Party B on site to be satisfactory and suitable for use as office space; Party B must compensate in full for all repairs on the damages it causes to the leased housing.

5.	Party A agrees that Party B may conduct appropriate remodeling to the leased housing; however, such remodeling must not cause any damage to the main structure of the building; otherwise Party B shall be responsible in full for all repairs.

6.	Party A will have a separate electric meter in the building that Party B leases, and Party B shall pay to Party A for electricity it consumes each month at the rate set by the county power company, and Party A will in turn pay such amount to the county power company. Party B may use running water provided by Party A for free. (If the right to the lease is transferred, the water bill will be determined based on the circumstances).

7.	Upon expiration of the lease, Party A shall not dismantle any fixture done during its remodeling (doors, windows, floors and other fixed items).

8.	Party B shall not engage in any illegal activities on the leased premises; if such activities are discovered, Party A shall have the right to unilaterally terminate this contract without the obligation to return the security deposit.

9.	All matters not covered herein shall be provided through consultation.

10.	This agreement is in duplicates, with one to each party, and both shall have the same legal effect. It will become effective upon execution by both parties.

Party A:	/s/ XU Shiyong

Party B:	/seal/ Xingguo General Fruit Industry Development Co., Ltd.

March 1, 2011